Exhibit 99.1

Rock Creek Pharmaceuticals Announces Targeting of

Dermatological Disease, Updated Clinical and Regulatory
Strategy and Second Quarter Results

SARASOTA, Fla., August 10, 2015 – Rock Creek Pharmaceuticals, Inc., (NASDAQ: RCPI), a clinical stage, drug development company which has focused on the application of its lead compound to chronic inflammatory conditions, announced today its second quarter results. The Company also disclosed its dermatological development program in which dermal formulations of its lead compound are being developed for common chronic skin disorders such as psoriasis, eczema (e.g., atopic dermatitis) and rare or orphan skin disorders. Patients and key opinion leaders agree there are unmet medical needs requiring new, safe and effective first-line treatments for dermatological diseases, and the Company believes the novel anti-inflammatory mechanism of action of its lead compound is well suited to meet these needs. The Company is directing its strategy to gain regulatory approval accordingly.

Clinical/Regulatory Strategy

Rock Creek Pharmaceuticals has an extensive array of published and non-published preclinical and clinical data which provides compelling evidence that Anatabine Citrate produces anti-inflammatory effects through a unique mechanism of action distinct from steroids, non-steroidal anti-inflammatories, and biologics. Included in such data is the Company’s recently reported results from a small pharmacodynamic human trial in a July 1, 2015 press release, entitled “Rock Creek Pharmaceuticals Reports Human Proof of Principle Study of Lead Compound Demonstrating Inhibition of Inflammatory Markers In White Blood Cells”. Results from that study showed a statistically significant (p<0.05) reduction in pro-inflammatory protein activation (NF-kB and STAT3) in LPS challenged white blood cells from 10 healthy volunteers after a single oral dose of Anatabine Citrate, with no safety concerns raised by the investigators.

The Company recently reported initial results of “Part One” of the Phase I clinical study being conducted in the United Kingdom (UK) to evaluate the safety, tolerability, and pharmacokinetic (PK) profiles of various modified and immediate release oral formulations of Anatabine Citrate. In Part One, there were no reports of serious adverse events (AEs) or AEs leading to study withdrawal, and there were no safety concerns raised by either the Company's UK contract research organization or its UK based medical monitor for the trial. The Company further announced it would conduct “Part Two”, with a protocol amendment that primarily evaluates the effects of food on PK parameters, with dosing expected to commence and be completed within the current quarter 2015. The UK’s Medicine and Healthcare products Regulatory Agency (MHRA) and an independent Research Ethics Committee approved the protocol amendment. The Company’s previously announced “Part Three”, double-blind, placebo-controlled, seven-day multiple dose study of Anatabine Citrate in healthy subjects, will likely overlap with “Part Two” and is expected to be completed with preliminary results in the third quarter 2015.

In light of the Company’s ongoing clinical advances in Europe and the generation of oral phase I safety data, the Company has carefully evaluated its regulatory strategy in the United States. As indicated in a Form 8-K filing on April 2, 2015, the Company has remained on an FDA-imposed clinical hold for an oral phase I safety study. Because the US IND Phase I, first-in-human, single ascending dose PK protocol is essentially encompassed by the ongoing MHRA approved, European Phase I safety trial, which is nearing completion, the Company has decided to withdraw its current US IND submission. The Company believes this strategy will provide a pathway for subsequent clinical and regulatory development in the United States as the Company accumulates human safety and efficacy data in its EU dermatological developmental program.

Scientific Research Update

The transcription factors, NF-κB and STAT3, are known causative regulators of inflammation and are regarded as therapeutic targets in certain dermatological conditions including psoriasis. Our lead compound attenuates the activity of these factors in a variety of experimental conditions and is therefore suited to targeting dermatological conditions where NF-κB and STAT3 activity is increased. Given other advantages of dermatological trial designs and timelines, the Company is formulating Anatabine Citrate for clinical trials of human inflammatory skin diseases. The Company has been unifying its scientific, clinical, regulatory and consultancy resources to plan a Phase IB, proof-of-concept trial with patients diagnosed with mild to moderate psoriasis in Europe, which is expected to commence in the first quarter of 2016.

Second Quarter 2015 Results

The Company recorded a net loss of approximately $0.8 million for the three months ended June 30, 2015, compared to a net loss of approximately $12.7 million, a decrease of approximately $11.9 million attributed primarily to the cost savings from the restructuring, a decrease in non-cash expenditures and a gain on derivatives.

General and administrative expenses were approximately $1.6 million for the three months ended June 30, 2015 compared to approximately $11.2 million for the comparable period in 2014, a decrease of $9.6 million or 85.7%. The expense reductions were attributed to a $1.7 million decrease in legal expenses as a result of the completion of the Department of Justice (DOJ) investigation and settlement of the securities class action litigation; a decrease in non-cash charges of $3.7 million related to stock based compensation over the same period in the prior year; a reduction of approximately $4.1 million as compared to the three months ended June 30, 2014 due to the completion of the 2014 restructuring. This restructuring consolidated all of the Company’s offices into one and substantially reduced the number of employees, thus lowering payroll and related expenses, reducing rent expense, and lowering administrative operating expenses such as travel and communication.

The Company invested approximately $0.4 million on research and development in the three months ended June 30, 2015 compared to approximately $0.8 million in the comparable period in 2014. The research and development costs in the three months ended June 30, 2015 were directed principally toward generating preclinical data, testing safety in the human phase I trial and formulating dermatological preparations of the Company’s lead compound.

Dr. Michael Mullan, (MBBS, PhD), Chairman and Chief Executive Officer of Rock Creek Pharmaceuticals, remarked, “We are pleased to be executing our clinical development plan, gathering the necessary human safety data in healthy volunteer subjects prior to studies in patients suffering from dermatological conditions. Additional preclinical data continue to affirm the novel anti-inflammatory mechanism of action of the lead compound which we seek to harness for the benefit of patients. It is also of importance that we have managed to effect a major corporate restructuring which has resulted in substantial cost savings and an overall repositioning of the Company in preparation for the next steps in clinical development.”

About Anatabine Citrate:

Rock Creek Pharmaceuticals’ compound is a small molecule, cholinergic agonist which exhibits anti-inflammatory pharmacological characteristics, distinct from other anti-inflammatory drugs available such as biologics, steroids and non-steroidal anti-inflammatories. The Company has sponsored extensive pre-clinical (in vitro and in vivo) studies resulting in peer reviewed and published scientific journal articles, covering models of Multiple Sclerosis, Alzheimer's Disease, and Auto-Immune Thyroiditis. All these studies demonstrated the anti-inflammatory effects of the Company’s compound. In addition, the Company's compilation of human exposure, safety and tolerability data, derived primarily from human clinical studies and post-marketing data collection of the previously marketed nutraceutical product, has provided important insights for clinical development.

About Rock Creek Pharmaceuticals, Inc.:

Rock Creek Pharmaceuticals, Inc. is an emerging drug development company focused on the discovery, development and commercialization of new drugs, formulations and compounds that provide therapies for chronic and acute inflammatory diseases and neurologic disorders.

For more information, visit: http://www.rockcreekpharmaceuticals.com

Forward Looking Statements:

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, failure to obtain sufficient capital resources to fund our development program and operations, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, including the continued development and approval of anti-inflammatory drug candidates, the effect of any competitive products, our ability to license and protect our intellectual property, our significant payables, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices, pending litigation matters, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 12, 2015. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

CONTACT:

Ted Jenkins
Vice President, Corporate Strategy & Development

Rock Creek Pharmaceuticals

2040 Whitfield Avenue, Suite 300

Sarasota, FL 34243

Direct: 941-251-0488
tjenkins@rockcreekpharmaceuticals.com